UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 16, 2017

TEARLAB CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9980 Huennekens St., Ste 100

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 455-6006

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry Into a Material Definitive Agreement

Amendment to Loan Agreement

On October 12, 2017, TearLab Corporation (the “Company” or “TearLab”) entered into an amendment (the “Amendment”) to its Term Loan Agreement, dated as of March 4, 2015, as amended by the Omnibus Amendment Agreement, dated as of April 2, 2015, and Amendment 2, dated as of August 6, 2015, and Amendment 3, dated as of December 31, 2015 and Amendment 4, dated April 7, 2016 by and among the Company, certain of its subsidiaries from time to time party thereto as guarantors and CRG LP and certain of its affiliate funds as lenders (the “Loan Agreement”). The Amendment changes the required minimum revenue levels under the Loan Agreement from $31 million to $25 million for 2017, from $36 million to $25 million for 2018, from $45 million to $38 million for 2019, and from $55 million to $45 million for 2020. In addition, subject to the condition of raising net equity proceeds of at least $7 million (net of bona fide costs incurred in connection with issuance of such equity) by March 31, 2018, the Amendment changes the definition of “Interest-only Period” and “PIK Period” from the sixteenth (16th) payment date to the twentieth (20th) payment date following the first borrowing date, which has the effect of extending the “Interest-only Period” and the “PIK” period through the calendar year 2019. Should the Company fail to raise net equity proceeds of $7 million on or before March 31, 2018, the “Interest-only Period” and “PIK” period will remain unchanged from their current dates. Also, pursuant to the Amendment, the Company agreed to amend the warrants issued by the Company on October 8, 2015 and April 7, 2016, to certain affiliated funds of CRG LP to purchase an aggregate of 70,000 shares of common stock of the Company (the “Warrants”) to(i) reduce the strike price to $1.50 per share and (ii) to include broad based anti-dilution protection such that the Warrants shall maintain the same 1.22% ownership percentage following any capital raises the Company may complete through March 31, 2018.

The foregoing description of the Amendment is qualified in its entirety by the terms and conditions of the Amendment, the form of which will be attached as an exhibit to the Company’s next Form 10-Q.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As noted below, on October 12, 2017, the stockholders of the Company approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 9,500,000 to 40,000,000. Also on October 12, 2017, the Company filed the Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State to effect such amendment. A copy of the Certificate of Amendment to the Restated Certificate of Incorporation is filed as Exhibit 3.1 to this report.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held a special meeting of stockholders on October 12, 2017 (the “Special Meeting”). Of the 5,742,453 shares of common stock of the Company outstanding as of the record date of September 6, 2017, 3,972,067 shares were represented at the Special Meeting, either in person or by proxy, constituting approximately 69.17% of the outstanding shares of common stock. The matters voted on at the Special Meeting and the votes cast with respect to each such matter are set forth below:

1.	Approval of Amendment to Amended and Restated Certificate of Incorporation. The amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 9,500,000 to 40,000,000 was approved based on the following results of voting:

For	Against	Abstentions	Broker Non-Votes
3,264,040	697,783	10,244	0

2.	Approval of Issuance of Shares of Common Stock. The approval of the issuance of shares of common stock in one or more potential non-public capital raising transactions or debt for equity conversion transactions in accordance with Nasdaq Listing Rule 5635(d) was approved based on the following results of voting:

For	Against	Abstentions
1,176,654	671,373	1,405

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEARLAB CORPORATION

	By:	/s/ Wes Brazell
Wes Brazell
Chief Financial Officer

Date: October 16, 2017

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of TearLab Corporation